Exhibit 99.1

Jennifer Zachary Joins REGENXBIO Board of Directors

ROCKVILLE, Md., June 7, 2022 (PRNewswire) — REGENXBIO Inc. (Nasdaq: RGNX) today announced the appointment of Jennifer Zachary to its Board of Directors, effective June 3, 2022. Ms. Zachary will serve as a member of REGENXBIO’s Audit Committee and brings 20 years of legal and regulatory experience working in the pharmaceutical and medical device industries.

“We are pleased to welcome Jennifer to our Board of Directors,” said Kenneth T. Mills, President and Chief Executive Officer of REGENXBIO. “Jennifer is an accomplished pharmaceutical executive with a wealth of knowledge and experience. I am certain she will be a great addition to our Board and we look forward to her contributions as we execute against our ‘5x’25’ strategy and grow our pipeline of AAV Therapeutics.”

“I am honored to join the REGENXBIO Board of Directors. This is an exciting time for the company as it executes on its strategy, grows its pipeline, and seeks to improve lives,” said Ms. Zachary. “REGENXBIO is a leader in the development of gene therapies across a broad range of diseases. I look forward to collaborating with the Board and the company’s management team to support bringing these critical gene therapies to patients.”

Ms. Zachary is the Executive Vice President and General Counsel of Merck. In this role, she serves as a legal advisor to Merck’s directors and executives, leads the company’s office of general counsel and sets the company’s global legal strategy. She is also responsible for the company’s global safety and environment, and global security functions. Prior to joining Merck, Ms. Zachary was a partner and associate at the international law firm Covington & Burling, LLP. She practiced in the area of pharmaceutical and medical device regulatory law and advised a wide range of manufacturers and trade associations on compliance with government requirements for the development, manufacture and sale of their products. Prior to that, Ms. Zachary served as an Associate Chief Counsel for enforcement at the U.S. Food and Drug Administration and as a Special Assistant U.S. Attorney in the Civil Division of the U.S. Attorney’s Office for the District of Columbia.

Ms. Zachary holds a B.S./B.A. in biology and chemistry from Arizona State University and a J.D. from Harvard Law School.

About REGENXBIO Inc.

REGENXBIO is a leading clinical-stage biotechnology company seeking to improve lives through the curative potential of gene therapy. REGENXBIO’s NAV Technology Platform, a proprietary adeno-associated virus (AAV) gene delivery platform, consists of exclusive rights to more than 100 novel AAV vectors, including AAV7, AAV8, AAV9 and AAVrh10. REGENXBIO and its third-party NAV Technology Platform Licensees are applying the NAV Technology Platform in the development of a broad pipeline of candidates, including late-stage and commercial programs, in multiple therapeutic areas. REGENXBIO is committed to a “5x’25” strategy to progress five AAV Therapeutics from our internal pipeline and licensed programs into pivotal-stage or commercial products by 2025.

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Contacts:

Dana Cormack

Corporate Communications

dcormack@regenxbio.com

Investors:

Chris Brinzey, ICR Westwicke

339-970-2843

Chris.brinzey@westwicke.com